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                                  EXHIBIT 7.7

                                VOTING AGREEMENT

This Voting Agreement (this "Agreement"), dated as of August 17, 1999 among Churchill Environmental & Industrial Equity Partners, L.P. a limited partnership organized under the laws of the State of Delaware ("Purchaser"), and Gary I. Goldberg, a stockholder (the "Stockholder") of Asche Transportation Services, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, concurrently herewith, Purchaser and the Company are entering into a Stock Purchase Agreement (as such agreement may hereafter be amended from time to time, the "Stock Purchase Agreement"), pursuant to which the Purchaser will purchase from the Company shares of Common Stock of the Company, par value $.0001 per share (the "Common Stock"); and

         WHEREAS, as an inducement and a condition to entering into the Stock Purchase Agreement, Purchaser has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Stock Purchase Agreement. For purposes of this Agreement:

            (a) "Company Stock" shall mean at any time, collectively, shares of Common Stock.

            (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "Beneficial Ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Notwithstanding the foregoing, securities Beneficially Owned by a Person shall not include securities which are actually owned by other Persons but which such Person may be deemed to Beneficially Own under Rule 13d-3 under the Exchange Act solely because such Person may be deemed to be part of a "group" with such other Persons as within the meaning of Section 13(d)(3) of the Exchange Act.

            (c) "Related Party" or "Related Parties" means Affiliates of the Stockholder and the Company, principal stockholders of the Company, the spouse of the Stockholder, family members of the Stockholder, and any family trust or similar instrument (whether the Stockholder is a beneficiary or trustee thereof).



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         2. Provisions Concerning Company Stock.

            (a) The Stockholder hereby agrees that during the period commencing on the date hereof and continuing for so long as the Stockholder holds any shares of Common Stock, at any meeting of the holders of Company Stock, however called, or in connection with any written consent of the holders of Company Stock, the Stockholder shall vote (or cause to be voted) all shares of Company Stock held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired (collectively, the "Shares"): (i) in favor of the Charter Amendment; (ii) in favor of the Investment Proposal and the execution and delivery by the Company of the Stock Purchase Agreement and the Related Agreements, the approval of the terms thereof and each of the other transactions and actions contemplated thereby (and the matters related to the consummation thereof); (iii) in favor of the appointment of the Purchaser Designees to the Board of Directors of the Company, as contemplated by the Stock Purchase Agreement; (iv) in favor of the Charter and By-Law Amendments; (v) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement or the Related Agreements or of the Stockholder under this Agreement or that would result in any of the conditions to the obligations of the Company under the Stock Purchase Agreement not being fulfilled; and (vi) until the Investment Proposal shall have been duly approved by the holders of Company Stock, and except as otherwise agreed to in writing in advance by Purchaser, against each of the following actions (other than the transactions contemplated by, or required by, the Stock Purchase Agreement and the Related Agreements): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in a majority of the Persons who constitute the board of directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (E) any other material change in the Company's corporate structure or business; or (F) any other action involving the Company or its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Stock Purchase Agreement, the Related Agreements and this Agreement.

            (b) In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         3. Other Representations, Warranties and Covenants. The Stockholder hereby represents, warrants and covenants to Purchaser as follows:

            (a) Ownership of Shares. The Stockholder is, as of the date hereof, the record holder of and Beneficially Owns the number of shares of Company Stock set forth opposite the Stockholder's name on Schedule I hereto. As of the date hereof, the Shares set forth opposite the Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power or sole power to issue instructions with respect to the matters covered hereby.

            (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. The





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execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any other voting agreement, stockholders agreement, voting trust or similar agreement. This Agreement has been duly and validly executed and delivered and authorized, to the extent required, by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

            (c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, and
(ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or
(B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

            (d) Proxies and Non-Interference. Beginning on the date hereof and continuing until this Agreement terminates pursuant to Section 4, the Stockholder shall not, directly or indirectly, (i) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into or amend a voting agreement with respect to any Shares, or (ii) take any action that would have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

            (e) Standstill. During the ten (10) Trading Days immediately preceding the Closing Date, and during the period commencing fifteen (15) Trading Days prior to the Adjustment Period and continuing until the expiration of the Adjustment Period, without the prior written consent of Purchaser, the Stockholder shall not (i) (x) in any manner acquire, agree to acquire or make any proposal to acquire, or (y) in any manner Transfer (as hereinafter defined), directly or indirectly shares of Common Stock of the Company, (ii) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such rules are used in the proxy rules of the Securities & Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock of the Company, or (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act) with respect to any shares of Common Stock of the Company.

            (f) Reliance by Purchaser. The Stockholder understands and acknowledges that Purchaser is entering into the Stock Purchase Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

            (g) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.




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         4. Termination. This Agreement shall terminate only upon, and simultaneously with, the termination of the Stock Purchase Agreement in accordance with its terms; provided, however, that no such termination shall relieve any party of liability for a breach hereof prior to termination.

         5. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. The Stockholder signs solely in his or her capacity as the record and/or Beneficial Owner of, or the trustee of a trust whose beneficiaries are the Beneficial Owners of, the Stockholder's Shares.

         6. Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b) Restriction on Transfers. Prior to the Stockholder Meeting, this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators or successors. Prior to the Stockholder Meeting, the Stockholder shall not sell, agree to sell, make any proposal to sell, transfer, pledge, assign or otherwise dispose of (whether by operation of law or otherwise) (collectively, "Transfer"), or enter into any contract, option or other arrangement with respect to the Transfer of any of the Stockholder's Shares, unless as a condition of such Transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. After the Stockholder Meeting and until the earliest of (x) the date upon which this Agreement terminates pursuant to
Section 4, (y) the period ending on the fifth anniversary after the Closing Date, and (z) the date Purchaser and its successors and assigns no longer beneficially own in the aggregate more than fifty percent (50%) of the number of Initial Shares and Additional Shares originally issued to Purchaser, the Stockholder shall not Transfer any of the Stockholder's Shares, unless (i) such Transfer is permitted by Section 3(e), and (ii) if such Transfer is made to a Related Party, as a condition of such Transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

            (c) Legends. The Stockholder hereby acknowledges and agrees the Company shall place a legend on the shares of Company Stock so as to indicate that all holders thereof shall be subject to the terms and conditions of this Agreement.

            (d) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Stockholder or Purchaser without the prior written consent of the other party and any purported assignment or delegation in violation hereof shall be null and void, provided, however, that Purchaser may assign all or any part of its rights, interests and obligations hereunder to any Affiliate of Purchaser; provided, that no such assignment before the Closing Date by Purchaser shall relieve Purchaser of its obligations hereunder.

            (e) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated with respect to the Stockholder, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Schedule I hereto may be supplemented by Purchaser by other relevant information concerning the Stockholder of the Company without the agreement of the other party hereto.


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            (f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Purchaser:           Churchill Capital, Inc.
                                    3100 Metropolitan Centre
                                    333 South 7th Street
                                    Minneapolis, Minnesota 55402
                                    (612) 673-6615 (telecopier)
                                    Attention:  Kevin C. Dooley

         Copy to:                   Rogers & Wells LLP
                                    200 Park Avenue
                                    New York, New York 10166
                                    (212) 878-8375 (telecopier)
                                    Attention:  Steven A. Hobbs

Or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenant or agreement contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (k) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.


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            (l) Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of New York without giving regard to the principles of conflicts of law.

            (m) Jurisdiction. Each of the parties hereto hereby agrees to submit to the exclusive jurisdiction of the U.S. Federal courts in the Southern District of the State of New York.

            (n) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

              [The remainder of this page intentionally left blank]




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IN WITNESS WHEREOF, Purchaser and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                  STOCKHOLDER:

                                  By: /s/ GARY I. GOLDBERG
                                     ___________________________________________
                                     Name: GARY I. GOLDBERG
                                     Address: 7418 Oak Ave.
                                              Gary, IN 46403





                                  CHURCHILL ENVIRONMENTAL & INDUSTRIAL EQUITY
                                  PARTNERS, L.P., a Delaware limited partnership


                                  By Churchill Capital Environmental, L.L.C., a Delaware limited liability company


                                     Its General Partner


                                        By Churchill Capital, Inc.


                                           Its Managing Agent


                                                By: /s/ JOHN J. QUIRK
                                                   _____________________________
                                                   Name: JOHN J. QUIRK
                                                   Title: PRINCIPAL

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                                   SCHEDULE I

                               OWNERSHIP OF SHARES




GARY I. GOLDBERG                                  111,932
_____________________                           ________________________________
Name                                            Number of shares of Common Stock